To Fellow Royale Energy Shareholders:

     The natural gas and oil price collapse in 1998 and early 1999 along with the natural decline in production resulted in a decrease in our earnings, from 39 cents per share in 1997 to 20 cents per share in 1998 and a net loss in the second quarter of 1999. These losses depressed our stock price.

     We want you to understand what Royale's leadership has done and will continue to do to manage controllable factors that affect stock price. Total staff count was reduced throughout the year and many expenditures have been eliminated or delayed.

     General and administration expenses decreased by 4.1% in the first nine months of 1999 and the our oil and gas lease operating expenses decreased by 14.5% during that same period. After Royale's 2nd quarter 1999 loss, which was the first loss in many years, the profits in the 3rd quarter 1999 brought us back to a break even. In fact, more than half of our income in the first 9 months of 1999 came in the 3rd quarter, as energy prices improved and our drilling activity increased.

     We expect that 4th quarter results (being finalized now) will show continued improvement and that our strong 4th quarter 99 will make us profitable for the year. Oil prices continue to rise and are now at their
highest levels since the Gulf War in the early 1990s.   The price of natural
gas is now rebounding with skyrocketing demand. We project that in the 1st quarter of 2000 we will record our highest 1st quarter earnings in company history. We are bringing on a new oil producer in the Gulf Coast and plan to acquire additional oil prospects to add to a high quality inventory of natural gas wells we expect to drill in 2000.

     We believe that two of Royale's largest natural gas discoveries in 1999, Blossom and Dunnigan Hills, will add 5,000 MCF per day in production this year along with any new discoveries.

     For these and other reasons, we believe our stock price does not reflect the company's fundamental value. The best we can do to improve our stock valuation is to continue increasing natural gas and oil reserves, production, cash flow and earnings. We're positively positioned to do that with the development of our valuable East Rice Creek Victor Ranch and Bowerbank fields along with new exciting oil properties.

     As always, we thank you for your confidence in this great company and will work hard to reward it.

Sincerely,

ROYAL ENERGY, INC.


/s/ Donald H. Hosmer
--------------------------
Donald Hosmer, President
President and CEO

     This letter contains forward-looking statements that involve risks and uncertainties. We use words such as "believe," "plan," "expect," "project," and similar expressions to identify such forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this letter. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons. For example, if oil and natural gas prices fall again, or if our drilling results are worse than we expect, we may not be able to achieve the improved financial results in 2000 that we now believe are possible.